Exhibit 99.1

Veracyte Announces Pricing of Upsized Public Offering

of 7,432,433 Shares of Common Stock

SOUTH SAN FRANCISCO, Calif.–(BUSINESS WIRE)–February 4, 2021–Veracyte, Inc. (Nasdaq: VCYT) (the “Company”) today announced the pricing of an underwritten public offering of 7,432,433 shares of its common stock at a public offering price of $74.00 per share. The gross proceeds to the Company from this offering, before deducting underwriting discounts and commissions and offering expenses payable by Veracyte, are expected to be approximately $550 million. The public offering was upsized from the previously announced size of $400 million in shares of common stock. All of the shares are being offered by the Company. The offering is expected to close on or about February 9, 2021, subject to customary closing conditions. In addition, the Company granted to the underwriters participating in the offering a 30-day option to purchase up to an additional 1,114,864 shares of its common stock at the public offering price, less underwriting discounts and commissions.

Veracyte intends to use the net proceeds from the offering, together with its existing cash and cash equivalents, to finance its acquisition of Decipher Biosciences, Inc. Veracyte intends to use the remaining net proceeds of this offering for working capital and other general corporate purposes, which may include acquisitions or investments in complementary businesses, technologies or other assets, although it has no present commitments or agreements to do so (other than with respect to Decipher Biosciences, Inc.).

Goldman Sachs & Co. LLC and SVB Leerink LLC are acting as joint lead book-running managers for the offering, William Blair & Company, L.L.C. is acting as a book-running manager and BTIG, LLC, Needham & Company, LLC, and Lake Street Capital Markets, LLC are acting as co-managers.

The shares will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on February 3, 2021. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC. A copy of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by email at prospectus-ny@ny.email.gs.com, or by telephone at (866) 471-2526; or SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, Massachusetts 01220, by email at syndicate@svbleerink.com, or by telephone at (800) 808-7525, ext. 6105.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Veracyte, Afirma, Percepta, Envisia, Prosigna, LymphMark, and Know by Design, and the Veracyte, Afirma, Percepta, Envisia and Prosigna logos are trademarks of Veracyte, Inc.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to Veracyte’s expectations regarding the completion, timing and size of the proposed offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not Veracyte will be able to raise capital through the sale of its securities, the final terms of the proposed offering, market and other conditions, and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Veracyte will be able to complete the proposed public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the proposed public offering, the proposed acquisition of Decipher Biosciences, Inc., its timing and expected benefits, Veracyte and its business can be found under the heading “Risk Factors” in Veracyte’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and other filings with the SEC, and in the preliminary prospectus supplement related to the proposed public offering to be filed with the SEC on or about the date hereof. Except as otherwise required by law, Veracyte does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor and Media Contacts

Keith Kennedy

Chief Operating Officer & Chief Financial Officer

(650) 243-6357

keith@veracyte.com

Tracy Morris

Vice President of Corporate Communications & Investor Relations

(650) 380-4413

tracy.morris@veracyte.com